Exhibit 99.1

CORPORATE PARTICIPANTS

Jim Shaffer

Casey’s General Stores—CFO

Ron Lamb

Casey’s General Stores—CEO

Bill Walljasper

Casey’s General Stores—VP-Finance

Bob Myers

Casey’s General Stores—President and COO

CONFERENCE CALL PARTICIPANTS

Jay Levy (ph)

CSFB—Analyst

Dennis Telzrow

Stephens Inc.—Analyst

Anthony Lebiedzinski

Sidoti & Company—Analyst

Fred Speece (ph)

Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the quarter four, 2004 Casey’s General Stores earnings conference call. My name is Brian and I’ll be your coordinator for today. At this time all participants are in a listen-only mode and we will be facilitating a question and answer session following the speakers’ remarks. If at any time during today’s call you do require assistance please press star followed by zero and an operator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes; and I would now like to turn the presentation over to your host for today’s call, Mr. Jim Shaffer. Please proceed, sir.

Jim Shaffer - Casey’s General Stores - CFO

Good morning and thank you for joining us on this call to discuss Casey’s results for the fiscal year ended April 30th. I’m Jim Shaffer. Ron Lamb, CEO; Bob Myers, president and COO; John Harmon, senior VP; and Bill Walljasper, VP-Finance are also here. I hope all of you have already seen the press release. If you haven’t please let me know and l will fax a copy to you. Before I begin l will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2003 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. Well take a few minutes to summarize and then open for questions.

This was a disappointing quarter with earnings of only two cents a share. There were four issues in the fourth quarter. Low gasoline margin cost us three cents a share. And if we included the rate related credit card fees due to high prices it would be closer to 3.5 cents. Low cigarette margins, another three cents a share; high cheese costs more than a penny a share; and the insurance reserve increase, a little over four cents per share. The total of the four is between 11 and 12 cents per share. I’ll start with the insurance issue.

Last summer we decided to get an actuarial opinion for the insurance reserves. We thought we needed an opinion for several reasons. The size of the reserve totaled $6 million. We increased our Workers’ Compensation retention from 250,000 to 350,000. We were considering a captive and there has been a recent trend among public companies to get opinions. We engaged the actuary and provided the data in the fourth quarter. The timing was in line with the work on the captive. In April we received an indication the reserve needed to be strengthened, primarily for the potential for adverse development of known claims and for IBNR, those losses that have been incurred but not yet reported. Accordingly we increased the reserve in the fourth quarter. This involved Workers’ Comp., general liability and auto insurance, but the vast majority was Workers’ Comp. Going forward the actuarial review will be done annually. This is a change in estimate to be booked when the information becomes available. We would expect future reserve changes to be driven primarily by exposure measured by total payroll, medical inflation rates and our own experience.

Gasoline. Gasoline costs increased nearly every week from early December to the end of May. During those 26 weeks our costs increased 47%. I have not seen a sustained trend like that before. That puts incredible pressure on the margin. We had a 9.5 cent per gallon margin in the quarter, a penny under the historic 10.5 cents. During the quarter our credit card fees were higher as a result of the higher gasoline price. We estimate that effect at approximately $400,000, primarily late in the quarter. Combined with the gasoline margin the effect is about 3.3 cents per share.

Cigarettes. The margin was down from the fourth quarter a year ago. That had a 3-cent per share effect on the quarter. In the quarter we saw some gains in sales and we regained some of the market share we lost in the second and third quarters. Some of that was due to the shift in the product mix and we also had the benefit of some promotions. We are getting some price increases and are making positive gains at the retail level. While we saw some positive trends, it was not enough to offset the losses in retail display allowances and other discounts. Partly as a result of some of the promotions, the carton to pack ratio increased which also put pressure on the margin.

For the year we earned 73 cents a share. The two unusual events, the insurance reserve increase in the fourth quarter and the tax benefit in the third quarter, netted to about a one cent benefit for the year. The biggest shortfall for the year was cigarettes. Same store sales and margin both decreased, resulting in a decrease in gross profit. The effect was 9.7 cents per share. The gasoline margin for the year was 10.1 cents per gallon which is 4 tenths of a cent under historic. During the year we estimate we had 800,000 in credit card fees related to high gasoline prices. The total effect is about six cents a share. The combination of the three is about 15 cents, without which we would have earned around 88 cents. Ron Lamb will provide a perspective on cigarettes.

Ron Lamb - Casey’s General Stores - CEO

Just a few more comments on cigarettes. I believe we have an opportunity to improve the category. We are improving our inventory and shifting the product mix. We are moving from a wholesale focus depending on less reliable payments from the companies to a retail focus, taking more control of the category. I’ve been through all this before. This time it has taken about three quarters to make the transition. We hoped to do it quicker. Our first task was to regain our sales then deal with the margin. We did that with our product shifts. We have introduced several new brands at attractive retail prices and margins. As they continue to gain position in our stores, they should lift the margin. We had several significant promotions during the fourth quarter. We needed to boost sales to introduce products. This did have the effect of dampening fourth quarter margins, but dealt with sales issues. We believe the margins will follow.

We have had opportunities for price increases recently. This reflects changes in programs and perhaps the competitive landscape. We believe we will continue to have competitive advantage with our distribution center and staffing operation. We are successfully dealing with sales but haven’t covered all the RDA reductions. We covered about two-thirds and need a few more cents per pack to cover the other third. We think that will come this year.

At the June board meeting we made several management changes. Bob Myers was promoted to president and Chief Operating Officer. As he assumes greater responsibilities, I will be able to concentrate more at a strategic level. John Harmon was promoted to senior VP with responsibilities for acquisitions as well as new stores. We are putting more resources in acquisition to meet our goal of 43. John brings an added depth of financial and operational expertise to this area. We consider the acquisition program one of the most important opportunities for the company. These are challenging times for the industry and we are particularly well-positioned. Jim Shaffer came to Casey’s in 1999. At that time he committed to being here for at least five years until reaching age 60. He has past both milestones and has announced his retirement. Jim has made valuable contributions to the company and we will miss him.

Bill Walljasper will assume responsibilities as Chief Financial Officer August the 1st, upon Jim’s retirement. Bill has been with the company in various capacities for 15 years with the latest as vice president of finance. He has a financial background with good analytic skills. Over the past year he has been responsible for the financial analysis of our acquisitions as well as capital budgeting. Many of you have already met Bill as he has been active in Investor Relations for the past two years. Bill will provide his views on the goals.

Bill Walljasper - Casey’s General Stores—VP-Finance

Our gasoline goal is to increase same store gallons at least 2%, with a margin in line with our historical average of 10.5 cents per gallon. I am optimistic about the goal. We are at nearly historic high prices and have seen some relief in the past two weeks. Historically our margins are above historical average in times of decreasing costs. In spite of high prices our gallons have held up reasonably well, with same store gallons increasing 1.7% in the fourth quarter. The grocery and general merchandise goal is to increase same store sales 2.9% with a margin over 32%. After six quarters of low same store sales we saw improvement in the fourth quarter to 2.8%. The margin slipped 50 basis points in fiscal 2004. The problem has been cigarettes, and as Ron mentioned previously, we are now regaining ground. The other categories including groceries, beer, pop, specialty and seasonal merchandise look promising, both in terms of sales and margin in fiscal 2005. We should also be helped with the expansion of point-of-sale capability.

The prepared food goal is to increase same store sales 6% with a margin over 60. This has been our strongest category recently both in terms of sales and margin. We finished fiscal 2004 with the a margin of 60.6 in spite of high cheese prices in recent months. Now those costs have begun to come down and we will continue to look for forward buy opportunities. The full point-of-sale system is now operational in 530 stores and we expect the number to reach over 900 this fiscal year. Our IS department is expanding in capacity to make the data even more useful in making merchandising decisions. As I mentioned earlier, the additional point-of-sale should assist in margin and sales inside the store.

Operating expenses increased 5.8% in fiscal 2004 excluding the insurance reserve increase. One of the issues was bank charges which were up 17%. This is in spite of the credit card processing savings of $100,000 per month effective last November. This year our goal is to the hold expenses to the percentage increase of inside sales. We do not expect a repeat of the insurance issue and we should benefit from improved credit card fees if gasoline prices decline. We have also benefited recently as we slowed new store construction and moved more toward acquisitions. The historic growth goal is to acquire 43 and build 15 new stores. We are optimistic about acquisitions. The combination of the recent industry stress, our strong financial position and John Harmon’s focus should serve us well in this area. Currently in fiscal 2005 we have already signed four contracts, have four verbal agreements, and we are in various stages of negotiations with many others. While it’s been a challenging year we believe we are well positioned in fiscal 2005.

Sales in all three major categories are showing positive trends. The prepared food category had its best year ever and continues to improve. We continue to pay down debt and have our lowest leverage since 1998. Our long-term debt, including the current portion, is 28% of total capital. Cash-flow from operations was 98 million, and we have invested 73 million in capital expenditures. Our acquisition program is gaining momentum. Now one of my personal goals is to provide as much information to the investment community as possible. We will provide quantifiable goals and report on those goals quarterly. Also we will provide same store sales information for gasoline gallons, grocery and general merchandise and prepared food, about 15 days following the end of the month, beginning next week. We will post the numbers on our website and file them monthly. That concludes our remarks. We’ll now take your questions.

QUESTION AND ANSWER

Operator

[Caller Instructions] Your first question is from Jay Levy of CSFB. Please proceed.

Jay Levy - CSFB - Analyst

Thanks, guys. First I’d like congratulation both Jim and Bill. My first question is on the inside store traffic, are you seeing any discernible trends there given the high pump price?

Ron Lamb - Casey’s General Stores - CEO

Actually we haven’t, Jay. The same store sales seem to be holding up pretty well. The gallons did 1.7% positive in the quarter. And our inside is holding up as well. We saw an improvement in our same store grocery sales in the fourth quarter and our same store prepared food was up 7.6% in the quarter which I thought was a phenomenal quarter for the prepared food operation.

Jay Levy - CSFB - Analyst

And that’s coming from both traffic and ticket?

Ron Lamb - Casey’s General Stores - CEO

That’s correct. That’s both traffic and ticket but I think on the inside of the store it’s more traffic than ticket because we haven’t had significant price increases. We’ve had some fairly minor ones but I think it’s more traffic than ticket.

Jay Levy - CSFB - Analyst

Okay. On the cigarette pricing, is that an improvement with packs as well as cartons or mainly with packs?

Jim Shaffer - Casey’s General Stores - CFO

On the gross profit it’s on the packs.

Jay Levy - CSFB - Analyst

When exactly do you anniversary the main hits to the retail display by allowance?

Jim Shaffer - Casey’s General Stores - CFO

It’s kind of over the course of the year. I think the, there was some hit in the second quarter. I think some more in the third and more in the fourth. So it was sequentially over the last three quarters.

Jay Levy - CSFB - Analyst

My last question on the insurance reserve. I know you spent a little bit of time on it. In the press release it talks a little about some correlation to retention. Can you discuss that a little further?

Bill Walljasper - Casey’s General Stores - VP - Finance

Yeah, Jay actually as Jim alluded to in the opening remarks we conducted the actuarial opinion for several reasons. One of which, back July 1st of last year we made a change — we had a large deductible program for our Workers’ Compensation, auto and general liability. We made a change in that deductible from 250 to 350,000. That was one of the reasons that went into it, and that was the reference in the press release is one of the reasons was the retention. The other was the fact that we were looking at forming a captive, which we will actually — we’re on schedule to form on July 1st. The other was just the fact that the — and the reserve is becoming a big number. We were at 6 million when we started the year and we felt it was a prudent thing to do. And also I may follow up on Jim’s comment. It had nothing to do with our frequency severity trending, actually the actuarial opinion showed our frequency trending downward and our severity to be stable. So, it was just one of those one time events for us. It was a change in estimate and we don’t anticipate that going forward due to the fact that we’re going to have an annual actuarial opinion.

Jay Levy - CSFB - Analyst

Got it. Thank you very much.

Operator

And your next question comes from Dennis Telzrow of Stephens Inc. Please proceed.

Dennis Telzrow - Stephens Inc. - Analyst

Good morning. Back to the cigarette pricing, are we seeing margin improvement sequentially from the fourth quarter into the first quarter?

Ron Lamb - Casey’s General Stores - CEO

I can tell you the fourth quarter that we’ve seen big increases in volume, and also gross profit on the cigarettes, mainly because of the lower price brand that we are carrying now. So gross profit definitely increased in the fourth quarter. And the volume is up, I’m not sure what we can say about the — going forward.

Jim Shaffer - Casey’s General Stores—CFO

Well, Dennis, what Ron is saying is really at the retail level, you know, we’re still trying to cover the RDA’s; but I think we’re looking for sequential improvement in Q1 over Q4 as we continue to gain ground at the retail level.

Bill Walljasper - Casey’s General Stores—VP-Finance

Dennis we saw sequential improvement in the fourth quarter over the third quarter. And as Jim mentioned, we are seeing that going into the first quarter; at the retail level.

Dennis Telzrow - Stephens Inc.—Analyst

Okay. How much — is there away to quantify the RDO hit?

Jim Shaffer - Casey’s General Stores—CFO

Oh, we don’t publish those numbers, Dennis, but let’s say, but let’s say we’re talking several million dollars.

Dennis Telzrow - Stephens Inc.—Analyst

And capital spending estimate this year?

Bill Walljasper - Casey’s General Stores—VP-Finance

Dennis, the capital spending is going to be right about 97 million for the upcoming year. I can break that down for you if you’d like?

Dennis Telzrow - Stephens Inc.—Analyst

I just wondered what the big increase is relative to last year.

Bill Walljasper - Casey’s General Stores—VP-Finance

It would be in the acquisition.

Dennis Telzrow - Stephens Inc.—Analyst

Acquisition category.

Bill Walljasper - Casey’s General Stores—VP-Finance

That’s where probably 90% of the increase will be. We are anticipating to upgrade our acquisition. I think our goal is 43 acquisitions this year, in the year we just finished we did 26 acquisitions. So the placement of John Harmon in that position should add some added strength in the financial and operational area.

Dennis Telzrow - Stephens Inc.—Analyst

And the franchise count at year end?

Bill Walljasper - Casey’s General Stores—VP-Finance

36. That’s kind of a diminishing area for us.

Dennis Telzrow - Stephens Inc.—Analyst

Right. And on the marketing side, I think we’re resetting the stores here soon, when is — can you elaborate on that?

Bob Myers - Casey’s General Stores—President and COO

Dennis, Bob Myers.

Dennis Telzrow - Stephens Inc.—Analyst

Yeah, Bob, how are you?

Bob Myers - Casey’s General Stores—President and COO

How are you, Dennis?

Dennis Telzrow - Stephens Inc.—Analyst

Good.

Bob Myers - Casey’s General Stores—President and COO

We should have that reset completed within the next 90 days and that will be completed, the reset.

Dennis Telzrow - Stephens Inc.—Analyst

Okay. Thank you very much.

Operator

Your next question comes from Anthony Lebiedzinski of Sidoti & Company. Please proceed.

Anthony Lebiedzinski - Sidoti & Company—Analyst

Good morning, a couple questions. With respect to the cigarette sales you mentioned that in the second and third quarter you saw declines. I was wondering if you could give us a sense of where the comps were actually in the — in those quarters as well as the fourth quarter in terms of cigarette comp sales?

Ron Lamb - Casey’s General Stores—CEO

For sales?

Anthony Lebiedzinski - Sidoti & Company—Analyst

Yes, cigarette same store sales.

Ron Lamb - Casey’s General Stores—CEO

We don’t break those out but let me say that the same stores in the second and third quarter were in the negative high single digits for cigarettes. And as we got into the fourth quarter we were in the low single digits, negative. So that’s kind of the swing we saw from Q3 to Q4. I think now looking forward I think we have easy comps in fiscal ‘05 having repositioned ourselves with respect to the brands and the prices. So I think we should have the wind at our back on the sales side going into this year.

Anthony Lebiedzinski - Sidoti & Company—Analyst

Gotcha. And so for the first quarter you expect to move into the positive comp range for the cigarettes?

Ron Lamb - Casey’s General Stores—CEO

If — well, if not positive in the first quarter, something closer to zero and I think we should see really easy comps when we get into second and third quarter.

Anthony Lebiedzinski - Sidoti & Company—Analyst

Gotcha. Okay. You also mention in your press release that you’ll be adding some software to your stores. I was wondering if you could comment a little bit further on that?

Jim Shaffer - Casey’s General Stores—CFO

Yeah, what we are trying to do there is we have this massive amount of data coming in from our POS systems. So what we’re trying to look for now is the best way that we can utilize that. There’s a lot of real nice programming out there that is available and we’ve kind of centered on where we’re going to go, I believe. We are hoping to get that project started in the next month or so. It’s probably going to be six to 12 months before we really get a lot of good out of it. It will take some time to get things going. But, I’d like to think by the last half of this year you can really see some benefit from that.

Anthony Lebiedzinski - Sidoti & Company—Analyst

Gotcha. A couple of housekeeping questions. In terms of the store count, I think you mentioned franchise was 36 stores. What was the store count for the corporate stores?

Bill Walljasper - Casey’s General Stores—VP-Finance

We finished at 1,324 corporate stores; 1,360 total.

Anthony Lebiedzinski - Sidoti & Company—Analyst

And then in terms — you gave the number of store openings for fiscal ‘05. Is that net of any store closings, or is that gross?

Bill Walljasper - Casey’s General Stores—VP-Finance

Well, no, the actual — the numbers I gave you of 15 new stores and 43, that would be a gross. We will probably close stores as we do typically maybe five to ten, in that area, next year.

Anthony Lebiedzinski - Sidoti & Company—Analyst

Okay. And also, it’s certainly helpful that you guys gave the comp projections for the various segments. I’m just curious as to your response as to why you think the prepared foods — you have the highest comp projection of 6%? What’s driving that?

Bill Walljasper - Casey’s General Stores—VP-Finance

Anthony, I tell you, in April we saw probably the most historic high cheese price at $2.20 a pound. In fact in the fourth quarter we averaged $2.05 a pound. Since that time we’ve actually seen declines in the cheese prices and, I think, currently today we’re about $1.80. We anticipate that to continue to decline and as that declines, obviously, that’s going to help on the margin side. On the same store sales side, we are seeing benefit from the point-of-sale roll-out. We’re able to manage the category a little bit more efficiently. We know what sells, when it sells and what it sales with, and we’re able to adjust our production planner accordingly. So, we’re seeing an uptick as we continue to roll that process out. Also the new items that our vice president of food service has been introducing over the last six to 12 months have been very positive, so we should see some incremental sales increase with those as well. Very optimistic about the category. It’s been a tremendous category for us.

Anthony Lebiedzinski - Sidoti & Company - Analyst

Gotcha. Okay, that’s all I had. Thank you.

Operator

Your next question is from Fred Speece. Please proceed, sir.

Fred Speece Analyst

Would you break down, I think I heard you say 78 million for capex and 97. Could you distinguish between capex and acquisition in both cases?

Bill Walljasper - Casey’s General Stores - VP - Finance

Sure, Fred. I’ll break that down for you.

Fred Speece Analyst

Thank you.

Bill Walljasper - Casey’s General Stores - VP - Finance

For new store construction for fiscal 2005, 15 million. For acquisitions, we are looking at about 35 million. Replacement stores, about 20 million. Maintenance and remodeling, about 16 to 17 million. Transportation, about another 4 million. Then information systems, with the point-of-sale roll-out, about another 8 million. That should get you right in that 97 million.

Fred Speece Analyst

Can you do that for last year?

Bill Walljasper - Casey’s General Stores - VP-Finance

Oh, sure. New store construction, about 15 million. Acquisitions were roughly about 21 million. Replacement stores were about 15 million. Maintenance and remodels, 11 million. Transportation and information systems totalled 12 million together.

Fred Speece Analyst

Okay.

Bill Walljasper - Casey’s General Stores - VP-Finance

Roughly about 73 million last year.

Fred Speece Analyst

73. Okay. And the margins, these cheaper cigarettes versus the branded, can you talk about, which one has the better margin?

Ron Lamb - Casey’s General Stores - CEO

The lower price brands is going to carry a much higher gross profit on the margin.

Fred Speece Analyst

Gross profit. And when you talk about better at the retail versus wholesale in cigarettes, I’m not sure what that means.

Jim Shaffer - Casey’s General Stores - CFO

What we are really saying is we look at cigarettes at the store level and those prices and net margin from the store perspective, but we have also have our own distribution center and stamping operation. And so the payments, like the retail display allowances which is the big one we’ve been talking about, doesn’t really hit the store; that’s at the corporate level. So we look at cigarettes both from a retail basis and what we consider to be our profit at the wholesale basis. And that’s kind of just an internal designation that we make.

Fred Speece Analyst

Last year you had a really successful prebuy in cheese. Are you long cheese for so much, or help on that, with you’re prebuying of the cheese.

Jim Shaffer - Casey’s General Stores - CFO

We really didn’t have the opportunity this year. We were looking for it to drop after January. That seemed to be the conventional wisdom that late January, early February it would begin to come down and it did just the opposite. We just never had an opportunity to get in. So we suffered with the high prices in the fourth quarter. We did, I thought very well in the prepared food margin in spite of that. But nonetheless we did not get it locked in. You know, locking in cheese is not quite like some other more fungible commodities that are commonly available for future buying. Cheese is a little more unusual for us. So it just, we just didn’t have it available to us. We’re looking for an opportunity now when prices do come back down. And they’re moving down. As we mentioned they’ve come down 30 — or 30 cents or so in the last few weeks.

Fred Speece Analyst

Have you considered car washes?

Ron Lamb - Casey’s General Stores - CEO

Yes. We’re doing some testing with some car washes from franchisees that we had acquired. Also some of the acquisitions we’re looking at have car washes. So we’ll have a good opportunity to test car washes. We had done that several years ago and we found that we didn’t get the return on investment. However, we are looking at it again.

Fred Speece Analyst

Okay. And then two more questions. Of the 43 new stores, about how many of those will be franchise purchases?

Bill Walljasper - Casey’s General Stores - VP - Finance

Well, the 43 acquisitions.

Fred Speece Analyst

Acquisitions, right.

Bill Walljasper - Casey’s General Stores - VP - Finance

Roughly about 18.

Fred Speece Analyst

Okay. Then you’ve been working with some arrangement with gasoline. I know you can’t prebuy but any news you can share with us in that area?

Bob Myers - Casey’s General Stores - President and COO

Yes, Bob Myers, Fred.

Fred Speece Analyst

Thank you.

Bob Myers - Casey’s General Stores - President and COO

And we are working very hard at our gasoline management, we’re managing three categories for our fuels. Firstly we’re managing our retail margins. Secondly, we’re managing our inventories. And thirdly, we manage our diesel for our own fleet, which is about 2 million gallons a year. We, in fact, have hedged our diesel fuel for our trucks. We are currently anticipally managing our inventory and as you know with the high cost of crude and fuel, the inventory in the ground is very expensive. We have been very successful with both of those. At the same time we continue to use e-commerce in buying fuel through the rack. So we’re intensively managing all three categories of our fuel operations.

Fred Speece Analyst

And last two questions, if you would. You didn’t mention your own diesel fuel consumption as a cost factor. I assume that’s up.

Bob Myers - Casey’s General Stores - President and COO

Yes, it is. It’s about 2 million gallons annually. And it’s more important to us to fix that cost, which we have, through the programs I described.

Fred Speece Analyst

Okay. And then lastly, are there any pebbles of evidence that the gas margin has — you’re over a third of the way through this quarter. Are you running above or below the 9.5 cents?

Bob Myers - Casey’s General Stores - President and COO

I won’t give you the exact number. We are substantially above that number right now. As you know, the wholesale price of gasoline has dropped rather significantly off of all time highs and we’re enjoying this period right now.

Fred Speece Analyst

Thank you very much.

Operator

[Caller Instructions] Mr. Shaffer, I’d like to turn the call back over to yourself, as there are no more questions from there audio bridge at this time.

Jim Shaffer - Casey’s General Stores - CFO

Okay, well thank you all very much for joining us and we look forward to a better report for the next quarter. So thank you very much.

Operator

Ladies and gentlemen. This does conclude today’s conference call. You may now disconnect your lines and have a great day.

DISCLAIMER

CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2004, CCBN, Inc. All Rights Reserved.